N-SAR ITEM 77C


a) The Annual Meeting of Shareholders of American Capital Convertible Securities, Inc. was held on December 14, 1995.

b)   The election of Directors included (and are now in office):




Dr. Donald M. Carlton
Dr. F. Robert Paulsen


Dr. A. Benton Cocanougher
Dr. R. Richard Pettit


Dr. Stephen Randolph Gross
Don G. Powell


Robert D.H. Harvey
Allen B. Shepard, Jr.


Dr. Alan G. Merten
Miller Upton


Dr. Norman Hackerman
Benjamin N. Woodson


Dr. Steven Muller




c)   The following were voted on at the meeting:

     1) Approval of an amendment to the Fund s Articles of Incorporation to change the name of the Fund.

        For  2,076,077.711                 Against   83,550.166
        Abstain 85,605.402

     2) Ratification of the selection of Ernst & Young LLP as independent accountants for the Fund's current fiscal year:

        For  2,184,196.806                 Against  17,011.210
        Abstain  44,025.263

d)   Inapplicable

     Item 77C is incorporated herein by reference to the proxy statement of the Registrant filed with the SEC on October 23, 1995.